Pricing Supplement No Euro D 176     Dated 1/31/96            Rule 424(b)(3)
(To Prospectus dated October 12, 1994 and                  File No. 33-54929
Prospectus Supplement dated October 12, 1994)                    and 33-51269
                                This Pricing Supplement consists of 1 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  $20,000,000.00
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:  $19,985,000.00
Commission or Discount on original issuance:  $15,000.00
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  2/5/96
Stated Maturity:    2/5/97
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:  $1,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:  5/5, 8/5, 11/5 & 2/5.  1st coupon pays on 5/7/96.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):  5.9125%
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates: 2 business days prior to interest payment dates.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  3 month
Spread (+/-):  +60 b.p.
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  |X| Yes     | | No